AMENDMENT TO LEASE AGREEMENT

         WHEREAS, on the 23rd day of June, 1993 a certain Lease Agreement was entered between Jelric Realty Trust, now having an office at 200 Central St., Berlin, Massachusetts, ("Lessor") and Encon Systems, Inc. ("Lessee"), covering certain space being 7,000 square feet at 86 South St., in the Hopkinton Industrial Park in Hopkinton, Massachusetts.

         WHEREAS, it is the desire of the parties to amend the Lease, in certain particulars.

         NOW, THEREFORE, for and in consideration of value received, the undersigned Lessor and Lessee confirm their agreements as follows:

         1. This Lease is hereby extended for a period of Five Years from July 11, 1996 and with a new termination date of July 11, 2001.

         2. The minimum rent to be paid during each month of the extended term hereof shall increase from $46,041.12 to a new rent which shall be $57,591.12 per year and $4,799.26 per month.

         3. Lessor and Lessee agree that the $3,836.76 security deposit being held under the original lease shall continue to be held throughout the extended term of this lease as security for Lessee's performance hereunder. Said security deposit shall not be used as credit for rent payment, but shall be held until restoration is complete and then refunded by Landlord if restoration is complete. If Tenant uses security deposit for rent as hereinabove prohibited, then it shall pay to Landlord a penalty sum equal to $5,000 which amount shall be in addition to all other penalties and other amounts due or which may become due hereafter under the Lease or its Amendments.

         4. Commencing with the beginning of the Fourth year of the extended term and for the Two years of the term thereof remaining, the minimum rent being paid hereunder as shown on Page 1 on this Lease shall be increased to a new minimum rent figure to equal $57,591.12 times a fraction, the denominator of which shall be the "Consumer Price Index for all Urban Consumers, Seasonally Adjusted U.S. City Average, All Items
                  (1982-1984  =  100)"  as  published  by the  Bureau  of  Labor
                  Statistics of the United States Department of Labor (hereinafter referred to as "the Index") for the month the Lease is executed, and the numerator of which shall be the Index for the month in which the Adjustment Date occurs. In the event that the Index is not then in existence, the parties shall use such equivalent Price Index as is published by any successor governmental agency as may then be publishing such an equivalent Price Index, in lieu of and adjusted to the Index. If the Index shall cease to use the 1982- 1984 average of 100 as the basis of calculation or if substantial change is made in the terms of numbers of items contained in the Index, the Base Index shall be adjusted to conform to such change, using such computation thereof, if available, as shall be employed by the United States Department of Labor in computing same. Until adjustment of the amount of the annual minimum rent for Tenant shall be computable, as aforesaid, Tenant shall pay annual minimum rent at the annual rate of effect immediately prior to the Adjustment Date, and when the Annual Minimum Rent is so determined, Tenant shall pay Landlord immediately any excess annual minimum rent due for the portion of such additional period then so expired, in each case, paid monthly, in advance, on or before the first (1st) day of each calendar month, in equal monthly installments of one-twelfth the annual rate thereof then in effect. In the event the above results in a new minimum rent figure that is less than $57,591.12 then there shall be no change in the minimum rent and Lessee shall continue to pay rent for the remainder of the Lease at the annual rate in effect immediately prior to the Adjustment Date.

         5. Tenant acknowledges its obligations under this extended lease to clear the snow and debris around the roof drains and leading to the drains to prevent a water build up which could lead to roof leaks.

         IN ALL OTHER RESPECTS, the terms and conditions of the June 23, 1993 Lease shall remain in full force and effect.

         This Amendment shall be binding upon the parties hereto, their successors and assigns and is hereby made a part of the above described Lease Agreement.

         EXECUTED AND DELIVERED this _____ day of __________, 1996.

         LESSOR:                                  LESSEE:
         JELRIC REALTY TRUST                      ENCON SYSTEMS, INC.

         ______________________________           ___________________________



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